Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-59125, 333-125190, 333-152035, 333-152037, and 333-161323 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries dated March 1, 2013, January 21, 2014 as to the effects of the restatement discussed in Note 22 and Note 23 and the effects of the retrospective adoption of Accounting Standards Update No. 2011-11 discussed in Note 2 to the consolidated financial statements, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 22 and Note 23), and our report relating to the effectiveness of General Cable Corporation and subsidiaries' internal control over financial reporting dated March 1, 2013, January 21, 2014 as to the effects of the subsequently identified material weakness described in Management's Annual Report on Internal Control over Financial Reporting (as revised), (which report expresses an adverse opinion on the effectiveness of General Cable Corporation and subsidiaries' internal control over financial reporting because of the material weaknesses), appearing in this Annual Report on Form 10-K/A of General Cable Corporation and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
January 21, 2014